Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Linn Energy, LLC:

We consent to the incorporation by reference in the registration statements (Nos. 333-131153 and 333-151610) on Form S-8 and the registration statements (Nos. 333-162357, 333-146120, 333-148061, and 333-148134) on Form S-3 of Linn Energy, LLC of our reports dated August 2, 2011, with respect to the Statement of Revenues and Direct Operating Expenses – Assets acquired from Panther Energy Company, LLC and Red Willow Mid-Continent, LLC for the year ended December 31, 2010, the Statement of Revenues and Direct Operating Expenses – Assets acquired from SandRidge Exploration and Production, LLC for the year ended December 31, 2010, and the Statement of Revenues and Direct Operating Expenses – Assets acquired from an affiliate of Concho Resources Inc. for the year ended December 31, 2010, which reports appear in the Form 8-K of Linn Energy, LLC dated August 2, 2011.

/s/ KPMG LLP

Houston, Texas
August 2, 2011